Exhibit 10.22

LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.

SECTION 1.	TERMS OF LOAN.
1.Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
2.Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
SECTION 2.CONDITIONS OF BORROWING. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
SECTION 3.REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(a)(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(b)(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
(c)there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(d)(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
(e)without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(f)(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

SECTION 4.	COVENANTS. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
1.Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
(a)promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
(b)cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
(c)promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
2.General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
3.Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
4.No Disposition of Collateral or Liens; Title and Security Interest.
(a)Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
(b)So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
(c)With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
5.Use of Aircraft; Maintenance; Modifications; Security.
(a)Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
(b)the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
(c)Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
(d)Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

6.Insurance.
(a)Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(i)(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
(ii)“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
(iii)war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
(b)Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
(c)Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
(d)At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
7.Event of Loss; Loaner Engines.
(a)Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts,

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
(b)Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
(c)In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
(d)So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
8.Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
(a)cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
(b)upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
SECTION 5.Security Interest; Power of Attorney; Inspection.
1.Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
2.UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
(a)authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
(b)consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
(c)constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
3.Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default,

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
SECTION 6.EVENTS OF DEFAULT. The term “Event of Default”, wherever used herein, shall mean:
(a)Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(b)(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(c) (i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(d)(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(e)(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
(f)the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(g)(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
(h)any event or condition constituting a breach or other default under any Operating Consent.
SECTION 7.REMEDIES.
1.Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
2.Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(a)(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(b)(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(c)(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

(d)(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(e)(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or
(f)exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
3.No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
SECTION 8.MISCELLANEOUS.
1.Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
2.Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
(a)Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches,

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
(b)Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
(c)If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
3.Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
4.Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
5.Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
6.Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
7.Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
8.Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
9.Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: /s/ Ann Marie Cardi Name: Ann Marie Cardi Title: Assistant Vice President
TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July 27, 2017,
Customer

By: /s/ Brett King
Name: Brett King
Title: Senior Vice President

Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Annex A

DEFINITIONS

The following terms shall have the following meanings for all purposes of this Agreement:
A.Rules of Interpretation. (1) The following terms shall be construed as follows: (a) ”herein,” “hereof,” “hereunder,” etc.: means in, of, under, etc. this Agreement as a whole (and not merely in, of, under, etc. the section or provision where the reference occurs); (b) ”including”: means including without limitation unless such term is followed by the words “and limited to,” or similar words; and (c) ”or”: means at least one, but not necessarily only one, of the alternatives enumerated. (2) Any defined term used in the singular preceded by “any” indicates any number of the members of the relevant class. (3) Except as otherwise indicated, all the agreements and instruments defined herein or in the Agreement shall mean such agreements and instruments as the same may from time to time be supplemented or amended, or as the terms thereof may be expressly waived or modified to the extent permitted by, and in accordance with, the terms thereof. (4) The terms defined herein and in the Agreement shall, for purposes of the Agreement and the addenda, annexes, schedules, and exhibits thereto, have the meanings assigned to them and shall include the plural as well as the singular as the context requires.
B.CTC Terms. Certain of the terms used in the Agreement (“CTC Terms”) have the meaning set forth in and/or intended by the “Cape Town Convention”, which term means, collectively, (i) the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Convention”), (ii) the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa, as the same may be amended or modified from time to time (the “Protocol”), and (iii) the related procedures and regulations for the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry (the “International Registry”), issued by the applicable supervisory authority pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time. By way of example, but not limitation, these CTC Terms include, “administrator”, “associated rights”, “contract of sale”, “sale”, “prospective sale”, “proceeds”, “international interests”, “prospective international interest”, “security assignment”, “transfer”, “working days”, “consent”, “final consent”, “priority search certificate”, “professional user entity”, “transacting user entity” and “contract”; except “proceeds” shall also have the meaning set forth below.
C.Other Defined Terms.
Affiliate shall mean, with respect to Lender or Customer, as applicable, any affiliated Person controlling, controlled by or under common control with such party, and for this purpose, ‘control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the legal or beneficial ownership of voting securities, by contract or otherwise.
Aircraft shall mean (i) the Airframe, (ii) the Engines, (iii) the APU and (iv) the Records, and all accessories, additions, accessions, alterations, modifications, Parts, repairs and attachments now or hereafter affixed thereto or used in connection therewith, and all Permitted Replacements and all other replacements, substitutions and exchanges (including trade-ins) for any of the foregoing.
Aircraft Lease Agreement shall mean all of the documents and agreements constituting the aircraft lease agreement referenced in Consent to Aircraft Lease Agreement.
Airframe shall mean (i) the airframe described in Annex C hereto, and shall not include the Engines, APU, and (ii) any and all related Parts.
Applicable Law shall mean all applicable laws, statutes, treaties, conventions, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority as amended and revised, and any judicial or administrative interpretation of any of the same, including the airworthiness certificate issued with respect to the Aircraft, the Cape Town Convention, the UCC, the Transportation Code, all TSA regulations, all FARs, airworthiness directives, and/or any of the same relating to the Collateral generally or to noise, the environment, security, public safety, insurance, taxes and other Impositions, exports or imports, anti-money laundering, anti-terrorism, economic sanctions or contraband.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6

CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Applicable Standards shall mean (i) Applicable Law, (ii) the requirements of the Required Coverages, and (iii), with respect to the Airframe or the Engines, APU or Part, all compliance requirements set forth in or under (A) all maintenance manuals initially furnished with respect thereto, including any subsequent amendments or supplements to such manuals issued by the manufacturer or supplier thereof from time to time, (B) all mandatory service bulletins issued, supplied, or available by or through the applicable manufacturer with respect thereto, (C) all applicable airworthiness directives issued by the FAA or similar regulatory agency having jurisdictional authority, (D) all conditions to the enforcement of any warranties pertaining thereto, and (E) Customer’s FAA approved maintenance program with respect to the Airframe, the Engines, APUs or Part, and (F) any Engine Maintenance Program or APU Maintenance Program.
APU shall mean (i) the auxiliary power unit described and listed by manufacturer’s serial number in Annex C, whether or not hereafter installed on the Aircraft or any other airframe from time to time; (ii) any auxiliary power unit constituting a Permitted Replacement; and (iii) any and all related Parts.
APU Maintenance Program shall mean a maintenance contract from a provider acceptable to Lender in its reasonable discretion, which (i) provides for the maintenance of the APU; (ii) is not on a pro-rata basis, (iii) provides for full life limited parts and components coverage, (iv) allows for follow on contract coverage in favor of Lender, (iv) acknowledges the rights and interests of Lender (or its designee) under such maintenance contract and (v) otherwise is in form and substance reasonably satisfactory to Lender.
Assignee and Assignment shall each have the meanings respectively set forth in Section 8.5 hereof.
Aviation Counsel shall mean such counsel as Lender may designate from time to time.
Aviation Documents shall have the meaning set forth in Section 2 of the Closing Terms Addendum.
Business Day shall mean any day other than a Saturday, Sunday or other day on which banks located in Providence, Rhode Island are closed or are authorized to close.
charter or chartering means the provision of on-demand commercial air transportation in accordance with Part 135 of the FARs.
Claim shall have the meaning set forth in Section 8.2(b) hereof.
Closing Date shall have the meaning set forth in the preamble of this Agreement.
Closing Deliverables shall have the meaning set forth in Section 1 of the Closing Terms Addendum.
Collateral shall have the meaning set forth in Section 5.1 hereof.
Consent to Aircraft Lease Agreement shall mean that certain consent to aircraft lease agreement entered among Lender, Customer, and any other Interested Third Party in form and substance satisfactory to Lender.
Consent to Management Agreement and Assignment shall mean that certain consent to management agreement and assignment entered among Lender, Customer, and Manager in form and substance satisfactory to Lender.
Customer Party shall mean Customer and any Guarantor or other Person guaranteeing, securing, or otherwise agreeing to pay, perform or be responsible for any of the Obligations, together with each of their respective successors, permitted assigns, heirs and estates.
Default shall mean an event or circumstance that, after the giving of notice or lapse of time, or both, would become an Event of Default.
Defective Registration means any failure to cause the Aircraft to be effectively registered with the Registry in the name of Customer in accordance with the Registration Requirements for any reason whatsoever, including should such registration be revoked, canceled or expired or otherwise deemed to have ended or been invalidated pursuant to the Registration Requirements.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Engine shall mean (i) each of the engines described in Annex C hereto, whether or not hereafter installed on the Airframe or any other airframe from time to time; (ii) any engine constituting a Permitted Replacement; and (iii) any and all related Parts.
Engine Maintenance Program shall mean a maintenance contract from a provider acceptable to Lender in its reasonable discretion, which (i) provides for the maintenance of the Engines; (ii) is not on a pro-rata basis, (iii) provides for full life limited parts and components coverage, (iv) allows for follow on contract coverage in favor of Lender, (iv) acknowledges the rights and interests of Lender (or its designee) under such maintenance contract and (v) otherwise is in form and substance reasonably satisfactory to Lender.
Escrow Holder shall have the meaning set forth in Section 2 of the Closing Terms Addendum.
Event of Default shall have the meaning set forth in Section 6 hereof.
Event of Loss with respect to the Aircraft, the Airframe, an Engine, or the APU shall mean any of the following events: (i) loss of such property or the use thereof due to theft, disappearance, destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever; (ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or constructive total loss; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such property by the act of any foreign or domestic Governmental Authority (“Requisition of Use”); (iv) as a result of any rule, regulation, order or other action by any foreign or domestic Governmental Authority (including, without limitation, the FAA or any similar foreign Governmental Authority) having jurisdiction, (A) the use of such property shall have been prohibited, or such property shall have been declared unfit for use, for a period of thirty (30) days, (B) Customer shall be required to divest itself of its rights, title or interest in such property, or (C) the then actual hour or cycle limits with respect to such property shall equal or exceed any mandatory hour and cycle limits with respect to such property, beyond which it cannot be operated; (v) with respect to an Engine or the APU, the removal thereof from the Airframe for a period of six (6) consecutive months or longer, whether or not such Engine or APU is operational; or (vi) an Engine or APU is returned to the manufacturer thereof, other than for modification in the event of patent infringement or for repair or replacement (any such return being herein referred to as a “Return to Manufacturer”). The date of such Event of Loss shall be the date of such theft, disappearance, destruction, damage, Requisition of Use, prohibition, unfitness for use for the stated period, removal for the stated period or Return to Manufacturer.
FAA shall mean the United States Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration and the Department of Transportation, or any Person or Governmental Authority succeeding the functions of any of the foregoing, including, where applicable, the TSA.
FAA Bill of Sale shall have the meaning set forth in Section 1(b)(i) of the Closing Terms Addendum.
FARs shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.
GAAP shall mean generally accepted accounting principles consistently applied.
Governmental Authority shall mean any court, governmental or administrative body, instrumentality, department, bureau, commission, agency or authority.
Guarantor shall mean any guarantor or guarantors, as applicable, identified in Annex B and including any successor or permitted assign, heir or estate.
Guaranty shall mean any guaranty by a Guarantor in favor of Lender, together with all financial covenant amendments, and all other amendments, supplements and attachments thereto.
IDERA shall mean the Irrevocable De-Registration and Export Request Authorization, prepared by Lender or an Assignee pursuant to the Protocol, and executed by Customer.
Impositions shall have the meaning set forth in Section 4.3 hereof.
Indebtedness shall mean, as to any Customer Party, all items of indebtedness, obligation or liability whether joint or several, matured or unmatured, liquidated or unliquidated, direct or contingent, including without limitation: (A)

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

all indebtedness guarantied, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse; (B) all indebtedness in effect guarantied, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the debtor; (C) all indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and (D) all indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet.
Indemnified Parties shall have the meaning set forth in Section 8.2(b) hereof.
Interested Third Party shall mean any manager, operator (including any charter operator), lessee, time share party, service provider or other third party permitted to have those certain rights and interests, and having such related responsibilities, all as more particularly described in the Operating Consents.
Lender’s Lien shall have the meaning set forth in Section 5.1 hereof.
Liens shall mean all liens, claims, demands, charges, security interests, leaseholds, international interests and other Registerable Interests and encumbrances of every nature and description whatever, including, without limitation, any rights of third parties under Third Party Agreements and any registrations on the International Registry without regard to whether such registrations are valid.
Loan shall have the meaning set forth in Section 1.1 hereof.
Loan Documents shall mean this Agreement, the Note, any Guaranty, any Operating Consents, any hypothecation or other collateral pledge or credit support, and any other documents, agreements, instruments, filings, certificates, opinions or assurances securing, evidencing or relating to the Obligations, whether entered into on or after the Closing Date.
Loaner Engine shall have the meaning set forth in Section 4.7(c) hereof.
Lost Item shall have the meaning set forth in Section 4.7(b) hereof.
Management Agreement shall mean all of the documents and agreements constituting the management agreement referenced in Consent to Aircraft Management Agreement and Assignment.
Manager shall mean the manager referenced in Consent to Aircraft Management Agreement and Assignment.
Note shall have the meaning set forth in Section 1.2 hereof.
Obligations shall mean: (i) the unpaid principal amount of, and accrued interest on, the Note; and (ii) all other indebtedness, obligations or liabilities of any and all Customer Parties owing to Lender, or to any Affiliate of Lender, of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, but not limited to, all indebtedness, obligations or liabilities under, arising out of or in connection with this Agreement, the Note or any of the other Loan Documents.
Operating Consents shall mean any and all of the multi-party consents whether entered into on the Closing Date, or thereafter, among Customer and any Interested Third Parties, in favor of Lender; and in each case, having a form and substance, and executed, delivered, filed and registered, as may be required by Lender in its sole discretion.
Organizational Document shall mean any certificate or articles of incorporation or organization, by-laws, partnership certificate or agreement, or limited liability company operating agreement or other organizational or constitutive document or agreement.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Outstanding Balance shall mean, as of the date of determination, the then outstanding principal balance of the Note, together with all then accrued interest thereon, the then applicable prepayment fee (unless otherwise expressly excluded by the prepayment or acceleration provision with respect to which such amount is being determined), and all other amounts then due and payable by any Customer Party under the Note, the Agreement and the other Loan Documents.
Parent Guarantor shall mean the guarantor, identified as “Parent Guarantor” in Annex B and including any successor or permitted assign, heir or estate.
Part 135 Certificate shall mean an air carrier certificate, with the associated operations specifications, issued in accordance with Part 135 of the FARs.
Parts shall mean all appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than a complete Engine or APU) that may from time to time be incorporated or installed in or attached to the Airframe, the Engines or the APU, and any and all such appliances, avionics, parts, instruments, appurtenances, accessories, furnishings and other equipment removed therefrom so long as the same have not been released from the Lender’s Lien pursuant to the applicable terms of the Agreement.
Permitted Liens shall mean (a) the Lender’s Lien, (b) any Permitted Third Party Agreements, (c) Liens for taxes either not yet due or being contested, and (d) inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s, employee’s, or other like Liens arising in the ordinary course of business of Customer for sums not yet delinquent or being contested; except that any such contest described in clauses (c) or (d) must be conducted by Customer, in good faith, with due diligence and by appropriate proceedings, so long as such proceedings do not involve, in Lender’s sole judgment, any material danger of the sale, foreclosure, transfer, forfeiture or loss of the Collateral, or title thereto, the rights of Lender hereunder or Lender’s interest therein, and for the payment of which adequate reserves are being maintained in accordance with GAAP or other appropriate provisions satisfactory to Lender have been made; and with respect to any such Lien existing at the time the related Collateral shall become subject to Lender’s Lien, such Lien must be effectively subordinated, as and to the extent required in any of the Loan Documents. Notwithstanding the foregoing, in no event shall any Lien held by any Person (other than Lender) against or with respect to any of the Collateral at the time of the making of the Loan or any advance thereof constitute a Permitted Lien, if in the reasonable opinion of Lender such Lien would be deemed pursuant to Applicable Law to have priority over Lender’s Lien with respect to such Collateral.
Permitted Replacement shall have the meaning provided in Section 4.7(b).
Permitted Third Party Agreements shall have the meaning provided in Section 4.4(c).
Person shall mean any individual, partnership, corporation, limited liability company, trust, association, joint venture, joint stock company, or non-incorporated organization or Governmental Authority, or any other entity of any kind whatsoever.
Primary Hangar Location shall mean the location identified as such on Annex C hereto.
proceeds shall have the meaning assigned to it in the UCC, and in any event, shall include, but not be limited to, all goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights, investment property, deposit accounts and supporting obligations (to the extent any of the foregoing terms are defined in the UCC, any such foregoing terms shall have the meanings given to the same in the UCC), and all of Customer’s rights in and to any of the foregoing, and any and all rents, payments, charter hire and other amounts of any kind whatsoever due or payable under or in connection with the Airframe, the Engines or other Collateral, including, without limitation, (A) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Customer from time to time, (B) any and all payments (in any form whatsoever) made or due and payable to Customer from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture by any Governmental Authority or any other Person (whether or not acting under color of any Governmental Authority), and (C) any and all other rents or profits or other amounts from time to time paid or payable.
Purchase Documents shall mean the purchase documents specified in Section 1(b)(i) of the Closing Terms Addendum.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Records shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to the Airframe, the Engines, the APU, all Parts or any other Collateral, including, without limitation, all records (i) required to be maintained by the FAA or any other Governmental Authority having jurisdiction, or by any manufacturer or supplier  with respect to the enforcement of warranties or otherwise, (ii) evidencing Customer’s compliance with Applicable Standards, or (iii) with respect to any maintenance service program.
Registerable Interests shall mean all existing and prospective international interests and other interests, rights and/or notices, sales and prospective sales, assignments, subordinations and discharges, in each case, susceptible to being registered at the International Registry pursuant to the Cape Town Convention.
Registration Application shall have the meaning set forth in Section 1(b) of the Closing Terms Addendum.
Registration Certificate means (i) a currently effective Certificate of Aircraft Registration, AC Form 8050-3, (ii) any other certificate issued to Customer evidencing the currently effective registration of the Aircraft in its name in connection with the operation of the Aircraft in the United States pursuant to the Registration Requirements, or (iii) any other document as may then be required to be maintained within the Aircraft by such Registration Requirements, either together with or in lieu of such certificate.
Registration Requirements means the requirements for registering aircraft with the Registry under 49 U.S.C. 44101-44104, and 14 C.F.R. § 47 as then in effect, any successor laws, rules or regulations pertaining to applicants for and holders of a Registration Certificate, the U.S. registration number for the Aircraft, and any such other FARs and other Applicable Laws, in each case as and to the extent pertaining to the registration of Customer’s ownership of the Aircraft with the Registry, including any re-registration or renewal of such registration or replacement of any such Registration Certificate.
Registry means the FAA Civil Aviation Registry, Aircraft Registration Branch, or any successor registry having an essentially similar purpose pertinent to the ownership registration of the Aircraft pursuant to the Registration Requirements.
Required Coverages shall mean any of the insurance coverages required under this Agreement or any of the other Loan Documents, whether being provided by Customer, its Affiliate, or by any party to any Permitted Third Party Agreement or any other Third Party Agreement (other than Lender).
Required Registrations shall have the meaning set forth in Section 2(b) of the Closing Terms Addendum.
Third Party Agreements shall mean any and all operating agreements, leases, subleases, interchange agreements, management agreements, charter agreements, pooling agreements, timeshare agreements, engine, airframe or aircraft maintenance programs and any other similar agreements or arrangements of any kind whatsoever relating to the Airframe, the Engines or any of the other Collateral.
Transaction Documents shall mean, collectively, the Purchase Documents, the Loan Documents, any and all Permitted Third Party Agreements, and any other document, agreement or instrument entered into for the purposes of effectuating the transactions contemplated in the Loan Documents, or relating thereto.
Transaction Parties shall mean, collectively, Customer and any other Customer Party, and each of the other parties to any of the Transaction Documents, other than Lender.
Transportation Code shall mean Subtitle VII of Title 49 of the United States Code, as amended and recodified.
TSA shall mean the Transportation Security Administration and/or the Administrator of the TSA, or any Person or Governmental Authority succeeding the functions of any of the foregoing.
UCC shall mean the applicable Uniform Commercial Code as then in effect in the applicable jurisdiction.

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

Annex B

LOAN AMOUNT AND CUSTOMER INFORMATION

This Annex B is attached to and a part of the Loan and Aircraft Security Agreement (S/N), dated as of July 27, 2017 (the “Agreement”), between Banc of America Leasing & Capital, LLC, as Lender, and TVPX Aircraft Solutions Inc., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017, as Customer, for the purposes contemplated therein.

Customer’s Chief Executive Offices And Principal Place of Business:	39 East Eagle Ridge Drive, Suite 201, North Salt Lake, UT 84054
Customer’s form of Organization:	Corporation
State of Organization:	Utah
Federal Taxpayer ID Number:	61-1816859
Principal Amount of the Loan:	$28,000,000.00
Guarantors:	IPG Photonics Corporation (“Parent Guarantor”)
Third Party Agreements:
Aircraft Operating Lease Agreement dated as of July 27, 2017 between Customer and Parent Guarantor
Alpha One Aircraft Pilot and Administrative Services Agreement dated as of July 27, 2017 between Parent Guarantor and Hyldburg Aviation Inc., d/b/a Alpha One Flight Services
Non-Exclusive Aircraft Dry Lease Agreement dated as of July 27, 2017 between Customer and Dr. Valentin Gapontsev
Alpha One Aircraft Pilot and Administrative Services Agreement dated as of July 27, 2017 between Dr. Valentin Gapontsev and Hyldburg Aviation Inc., d/b/a Alpha One Flight Services

CHAR1\1530185v6

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

ANNEX C

AIRCRAFT DESCRIPTION and PRIMARY HANGAR LOCATION

This Annex C is attached to and a part of the Loan and Aircraft Security Agreement (S/N 218), dated as of July 27, 2017 (the “Agreement”), between Banc of America Leasing & Capital, LLC, as Lender, and TVPX Aircraft Solutions Inc., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017, as Customer, for the purposes contemplated therein.
1.AIRCRAFT DESCRIPTION: The Aircraft is a Dassault Aviation model Falcon 7X airframe that consists of the following components:
(a)Airframe bearing FAA Registration Mark N501PG and manufacturer’s serial number 218 (International Registry manufacturer DASSAULT AVIATION and dropdown model Falcon 7X); and type certified by the FAA to transport at least eight (8) persons (including crew) or goods in excess of 2750 kilograms.
(b)Three (3) Pratt & Whitney Canada model PW307A engines bearing manufacturer’s serial numbers PCE-CH0673, PCE-CH0676 and PCE-CH0677 (International Registry manufacturer Pratt & Whitney Canada and dropdown model PW300 SERIES aircraft engines bearing manufacturer’s serial numbers CH0673, CH0676 and CH0677); each having at least 550 horsepower or 1750 lbs. of thrust or its equivalent.
(c)One (1) Honeywell model GTCP36-150 auxiliary power unit (s/n P-332).
(d)Standard avionics and equipment, all other accessories, additions, modifications and attachments to, and all replacements and substitutions for, any of the foregoing, all as more particularly described below (and if purchased pursuant to the Purchase Documents, are on board the Aircraft and are in proper working condition):
COMMUNICATIONS
Honeywell Third TR-866B VDR
AirCell Axxess II Iridium Cabin Telephone System
Honeywell «EASy» Communications Management Function (CMF)
for ARINC AFIS/SATAFIS Flightdeck
SBAS / LPV
CPDLC-ATN
Honeywell SmartRunway RAAS
CPDLC-FANS-IA
AIR TRAFFIC CONTROL
ADS-B Out
PULSE
Honeywell LSS-860 Lightning Sensor System
Rockwell Collins HGS-5860 Head Up Display (HUD) System
Honeywell SmartView Synthetic Vision System (SVS)
Honeywell EASy Video Interface
Honeywell EASy Uplink Weather Capability
CMC CMA-1100 «Pilotview» Electronic Flight Bag (Class II EFB) w/Side Console Mount (2 Each)

together with all additions, accessions, modifications, improvements, replacements, substitutions, and accessories thereto and therefor, all avionics, onboard equipment, loose equipment, manuals, documentation and technical publications, now owned or hereafter acquired, and all records and logbooks (in written form or as computer data, discs or tapes, whether now existing or hereafter acquired or created, and whether in the possession of Customer or held on behalf of Customer by others). None of the same were furnished by Customer, unless expressly disclosed to Lender.
2.PRIMARY HANGAR LOCATION: The Primary Hangar Location of the Aircraft is and shall be as follows: Laurence G. Hanscom Field Airport, Jet Aviation, 380 Hanscom Drive, Bedford, MA 01730.
CLOSING TERMS ADDENDUM (“Closing Terms Addendum”) to Loan and Aircraft Security Agreement (S/N 218) dated as of July 27, 2017 (the “Agreement”), by and between BANC OF AMERICA LEASING & CAPITAL, LLC, as lender (“Lender”), and TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017, as Customer (“Customer”).

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6

CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

All capitalized terms and certain other terms not defined in this Closing Terms Addendum are defined in the Agreement. Execution of the Agreement by Customer and Lender shall be deemed to constitute execution and acceptance of the terms and conditions of this Closing Terms Addendum, and it shall supplement and be a part of the Agreement.

1.
Closing Deliverables. Prior to making the Loan and, (if required by Lender) at least three (3) full Business Days prior to the Closing Date, Lender shall have received all of the following, in form and substance satisfactory to Lender (the “Closing Deliverables”):

(a)the Agreement dated as of the date hereof, and the Note (in the aggregate principal amount of the Loan) dated as of the Closing Date, any Third Party Agreements identified in Annex B and any other applicable Loan Documents, each duly executed by each of the applicable Transaction Parties;
(b)(i) the Purchase Agreement, duly executed by Customer and the seller, copies of the warranty bill of sale and FAA Bill of Sale (AC Form 8050-2) (the “FAA Bill of Sale”) conveying title to the Aircraft from the seller to Customer, a copy of the executed FAA Aircraft Registration Application (AC Form 8050-1) (the “Registration Application”) for the Aircraft, and such other documents relating to the purchase or conveyance of title as Lender may request; (ii) a copy of the invoice relating to the Loan; and (iii) a pay proceeds letter, executed by Customer, directing Lender to make disbursements of the Loan proceeds (including, if applicable, in accordance with any pre-funding agreements), as and to the extent so agreed by Lender, in its discretion;
(c)Certificates of good standing for each of the Customer Parties from their respective states of organization and chief executive office and principal place of business;
(d)a certificate for each of the Customer Parties executed by its secretary or other authorized representative certifying: (i) that the execution, delivery and performance of the Agreement and the other Loan Documents and participation in the transactions contemplated thereby have been duly authorized, (ii) the name(s) of the person(s) authorized to execute and deliver such documents on behalf of such Customer Party together with specimen signature(s) of such Person(s); and (iii) as to the completeness and accuracy of such Customer Party’s charter and by-laws, operating agreement and other organizational documents, as applicable, attached to the certificate;
(e)[RESERVED]
(f)evidence as to the Required Coverages, including, but not limited to, a certificate of insurance, copies of endorsements (including a Lender endorsement), and, if requested by Lender, copies of applicable policies and written confirmation from the insurance underwriter or broker that the insurance coverage provided is in compliance with the requirements of Section 4.6 of the Agreement and any other applicable provisions of the Loan Documents;
(g)a letter from a DAR confirming inspection of the Aircraft on the Closing Date and providing Lender with reasonable assurances of the certainty of the issuance of the FAA Standard Airworthiness Certificate (AC Form 8100-2) for the Aircraft within two (2) Business Days of the Closing Date;
(h)FAA and UCC search reports and search certificate from the International Registry, and if the Aircraft or any of the other Collateral is not free and clear of Liens, copies of any required subordinations, releases or terminations of any other prior Liens, and evidence of such other actions having been taken as may then be required to perfect and give first priority to the Lender’s Lien against the Aircraft and the other Collateral; and, if required by Lender, title insurance, from an issuer and having such terms, and evidenced by copies of policies or such other assurances as may be required by Lender;
(i)regarding the International Registry, evidence that each of Customer and all pertinent Persons (i) are transacting user entities (and identifying the name of their respective administrators), (ii) have designated Aviation Counsel as their professional user entity, and (iii) have taken all other actions which may then be necessary (including, by providing all necessary authority to its administrator) so that all of the Registerable Interests, including any discharges and subordinations, required by the Agreement or the other Loan Documents can be registered with the International Registry in favor of Lender;
(j)(i) a copy of each duly executed Permitted Third Party Agreement (including, if any of the same constitutes a lease, the only chattel paper original thereof) and the related Operating Consent; and (ii) if the Aircraft is to be chartered pursuant thereto, a copy of the manager’s or other charter operator’s Part 135 Certificate; and

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

(k)such other documents, filings, certificates, opinions, assurances and evidence of such other matters, as Lender, Lender’s counsel or Aviation Counsel, may reasonably request.
2.Aviation Counsel’s Escrow. Prior to Lender’s making the Loan and at least one (1) Business Day prior to the Closing Date, Lender shall have received confirmation from Aviation Counsel and from any other Person holding any Closing Deliverables in escrow (each, an “Escrow Holder”), that it is holding in its escrow all of the following (the “Aviation Documents”), if applicable, in proper form for filing with the FAA and otherwise having a form and substance satisfactory to Aviation Counsel: (a) if the Aircraft is not then owned by Customer, the executed FAA Bill of Sale and Registration Application (except for the pink copy, which shall be available to be placed on the Aircraft upon acceptance thereof), each in Customer’s name; (b) FAA Entry Point Filing Forms (AC Form 8050-135) pertaining to each of the required Registerable Interests (as determined by Aviation Counsel, and specified therein, the “Required Registrations”); (c) if required, executed releases and any subordinations of any Liens on the Aircraft, and all consents and other directives necessary to register any of the same; (d) such other documents, instructions and consents as are necessary, in the opinion of Lender’s counsel and/or Aviation Counsel; and (e) an executed original counterpart of the Agreement and (if requested by Lender) any Permitted Third Party Agreement constituting a lease, together with any related Operating Consent.
3.Other Closing Assurances. On the Closing Date, Lender shall have received:
(a)immediately prior to Lender’s making the Loan, (i) assurances from Aviation Counsel that upon making the filings and Required Registrations contemplated herein, (A) title to the Airframe and the Engines is vested in Customer, (B) the Airframe, the Engines, and the other Collateral, will be free and clear of all other Liens of record with the FAA and the International Registry (other than Permitted Liens), and (C) Lender’s Lien against the Airframe, the Engines and the other Collateral will be perfected and have first priority; and (ii) confirmation from (A) Customer and each such other party to any Closing Deliverables that immediately upon the disbursement of the funds being advanced or remitted in connection with the Loan in accordance with the pay proceeds letter between Lender and Customer, then automatically and without further action, (1) each Escrow Holder is deemed authorized to complete each of the Closing Deliverables, (2) all of the Closing Deliverables shall be deemed released from escrow and (3) all of the Aviation Documents shall be filed and all Required Registrations shall be made, as contemplated in the Agreement and in the order required by Lender; and (B) Aviation Counsel, that the professional user entity for Customer, and each such other party required to initiate or consent to all of Required Registrations have so initiated or consented to the same; and
(b)promptly after Lender has made the Loan, (i) confirmation by Aviation Counsel that the filing of the Agreement, and each of the other documents referenced in Section 2 above has been made (and the filing information is reported to the Lender telephonically or electronically); and (ii) a priority search certificate from the International Registry addressed to Lender evidencing that all of the Required Registrations have been duly registered and are searchable.
4.All Other Conditions Satisfied. On the Closing Date, and prior to making the Loan, (a) the representations and warranties contained in the Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of the making of the Loan or any advance thereof; and (b) any and all of the other conditions to Lender’s making the Loan have been satisfied. As and when required thereby, Customer shall have caused the seller of the Aircraft to have complied with all Applicable Laws pertaining to the consummation of the sale of the Aircraft to Customer, consistent with the title, registration and Lien status as contemplated herein. Customer acknowledges and agrees that Lender’s disbursement of any part or all of the Loan proceeds or its having taken any other actions in furtherance of consummating the transactions contemplated in connection with the Loan, shall not prejudice any of Lender’s rights or remedies with respect to any conditions thereto which are not fully and indefeasibly satisfied as and when required in this Closing Terms Addendum; and Lender hereby reserves all of its rights and remedies with respect thereto, unless and to the extent expressly waived in writing by Lender’s authorized officer.
5.Post-Closing Matters. Subsequent to Lender’s having made the Loan, Customer shall cause the following post-closing matters to have been accomplished to Lender’s reasonable satisfaction, on or prior to the below-referenced date: (a)  Customer shall: (i) confirm to Lender that pertinent copies of the Registration Application, and (if constituting a lease) any Permitted Third Party Agreement and related Operating Consent have been properly placed on the Aircraft, not later than the date of the Aircraft’s first flight after Customer takes title thereto; (ii) immediately upon receipt thereof, and at all times thereafter, maintain the permanent Certificate of Registration and Standard Airworthiness Certificate on-board the Aircraft; (iii) for all operations outside the continental U.S., unless the permanent Certificate of Registration is already on-board, Customer and (if applicable) Interested Third Party shall maintain the “fly-time wire” (FAA Standard Form 14) on-board the Aircraft; and (iv) pay or cause to be paid, report or cause to be reported, to the appropriate

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

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CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

Exhibit 10.22

taxing authority, all Impositions as and to the extent payable in connection with the sale of the Aircraft to Customer, by the date and in the amounts and otherwise in compliance with all Applicable Laws; (b) within thirty (30) days of the Closing Date, Customer shall provide a copy of Customer’s Engine Maintenance Program for the Engines and a copy of Customer’s APU Maintenance Program for the APU; and an acknowledgement of Lender’s rights therein by the applicable provider; and (c) within two (2) days of the Closing Date, Customer shall provide a copy of the FAA Standard Airworthiness Certificate (AC Form 8100-2) for the Aircraft.

CHAR1\1530185v6

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LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478

CHAR1\1376673v2

CHAR1\1530185v6
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CHAR1\1530185v6
LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218)
THIS LOAN AND AIRCRAFT SECURITY AGREEMENT (S/N 218) (together with all Addenda, Riders and Annexes hereto, this “Agreement”) is dated as of July 27, 2017 (the “Closing Date”), by and between TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated as of July 27, 2017 (“Customer”) and BANC OF AMERICA LEASING & CAPITAL, LLC, a Delaware limited liability company (“Lender”).
In consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Capitalized and certain other terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex A attached hereto and made a part hereof.
Terms of Loan.
Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Customer in the principal amount set forth in Annex B attached hereto and made a part hereof (the “Loan”). Customer shall use the proceeds of the Loan to finance the costs of the acquisition of the Aircraft.
Repayment and Prepayment. The Customer’s obligation to repay the Loan shall be evidenced by one or more Promissory Notes dated on and/or after the Closing Date, payable by Customer to the order of Lender in the original principal amount of the Loan (as amended, modified, restated, extended and renewed from time to time, the “Note”). The Loan shall bear interest and be repaid by Customer at the times and in the manner set forth in the Note. The Loan may be prepaid only in the manner and subject to terms and conditions set forth in the Note and, if applicable, Section 4.7 hereof.
Conditions of Borrowing. Lender’s obligation to make the Loan shall be both subject to and conditioned upon the satisfaction of all of the conditions precedent specified in the Closing Terms Addendum attached to and made a part of this Agreement.
Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan herein provided for, Customer represents, warrants and covenants to Lender that:
(i) Customer (A) is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership or operation of its assets requires such qualification, including the jurisdiction of the Primary Hangar Location and wherever any of the Collateral may become located; (B) has the necessary authority and power to own and operate the Aircraft and its other assets and to transact the business in which it is engaged; (C) is a “citizen of the United States” within the meaning of the Transportation Code; and (D) has the form of business organization set forth in Annex B hereto and is and will remain duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Annex B hereto, its federal tax identification number is as set forth in Annex B hereto, and its state-issued organizational identification number (if any), chief executive office and principal place of business address are all as set forth on Annex B hereto; and (ii) its name as shown in the preamble of this Agreement is its exact legal name as shown on its charter, by-laws, articles of organization or operating agreement, as applicable, each as amended as of the Closing Date;
(i) Customer’s execution and delivery of, and performance of its obligations under and with respect to, each of the Loan Documents (including its borrowing the amounts constituting the Loan, granting the Lender’s Lien against the Aircraft and other Collateral and participating in the other transactions contemplated herein and therein), (A) have been duly authorized by all necessary action on the part of Customer consistent with its form of organization, (B) do not contravene or constitute a default under any Applicable Law, any of Customer’s Organizational Documents, or any agreement, indenture, or other instrument to which Customer is a party or by which it may be bound, (C) do not require the approval of or notice to (1) any Governmental Authority, except for the filings and registrations specified in the Closing Terms Addendum, all of which shall have been duly effected prior to or concurrently with Lender making the Loan, or (2) any other party (including any trustees or holders of indebtedness), and (D) will not result in the creation or imposition of any Lien on any of the assets of Customer other than the Lender’s Lien created hereby and by the other Loan Documents with respect to the Collateral; (ii) each of the Transaction Documents referenced in the Closing Terms Addendum to which Customer is a party has been duly executed and delivered by an authorized representative of the Customer, and constitutes the legal, valid and binding obligation of the Customer, enforceable against it in accordance with the respective terms of such Transaction Documents (including, without limitation, the grant of the Lender’s Lien); and (iii) without limiting the foregoing, upon Lender’s advancing the Loan on the Closing Date, (A) Customer will have satisfied or complied with all conditions precedent and requirements as set forth in the Loan Documents required to have been satisfied or complied with concurrently with or prior to such advance and (B) no Default or Event of Default shall be then existing;
there are no proceedings pending or, so far as the officers, managers, or members of Customer know, threatened against or affecting Customer or any of its property before any Governmental Authority that could impair Customer’s title to the Aircraft or any of the other Collateral, or that, if decided adversely, could materially affect the financial condition or operations of Customer or its ability to perform its obligations under any of the Loan Documents;
(i) Customer has, and shall continue to have, good and marketable title to the Collateral, free and clear of Liens, except Permitted Liens; (ii) the Lender’s Lien in the Airframe, the Engines and the other Collateral is and shall remain validly created and perfected, and has and shall continue to have first priority over any other Liens pursuant to all Applicable Laws; and (iii) all filings, recordings, registrations or other actions necessary or desirable in order to vest such title in Customer, and establish, perfect and give first priority to Lender’s Lien and other rights and interests in, against or with respect to the Collateral, have been duly effected, and all Impositions in connection therewith have been duly paid;
without limiting any of the other representations and warranties in this Agreement, for the purposes of the Cape Town Convention and any other Applicable Law, (i) upon the conclusion of the sale of the Aircraft to Customer, and Customer’s grants and assignments, and (if constituting a lease) any Permitted Third Party Agreement, contemplated in the Loan Documents or other Transaction Documents, Customer and (if a lessee) any Interested Third Party shall be situated in, and Customer will cause the Aircraft to be duly registered in, the United States of America (which is a contracting state), (ii) with respect to any of the Transaction Documents relating to the Airframe or Engine, each of the respective parties thereto has power to dispose of the Airframe and Engine, as contemplated therein by way of the relevant Transaction Document, and (iii) the Purchase Documents qualify as a “contract of sale”, and (if constituting a lease) any Permitted Third Party Agreement and the Loan Documents are effective to constitute international interests in the Airframe and Engine and security assignments of the related associated rights and transfer of the related international interests, as contemplated therein, and each such Registerable Interest will be effective against third parties upon registration at the International Registry, without any further filings or registrations (except as contemplated in the Loan Documents);
(i) the Aircraft (A) has been delivered to Customer, is in Customer’s possession and is, as of the Closing Date, unconditionally, irrevocably and fully accepted by Customer, (B) has been inspected by Customer to its complete satisfaction and, without limiting the foregoing, (1) has been found to be in good working order, repair and condition and fully equipped to operate for its intended purpose, and (2) is in conformity with the requirements of the Purchase Agreement and the Applicable Standards, (C) is, or will be at the time of the funding of the Loan, currently certified under existing FAA rules and regulations and any other Applicable Laws and is airworthy in all respects, and (D) is and will remain primarily hangared at the Primary Hangar Location; and (ii) without limiting the foregoing, (A) solely as between Lender and Customer (and without prejudicing Customer’s rights against Vendor or any other third party, which rights are not being disclaimed hereby), Customer has no pending claims and has no knowledge of any facts upon which a future claim may be based, against any prior owner, the seller, manufacturer or supplier of the Aircraft or any of the other Collateral, for breach of warranty or otherwise, and (B) all of the information contained in Annex C, including the registration number of the Aircraft, and the serial numbers, manufacturer and model numbers of the Airframe, Engines, and APU, are true and accurate in all respects; and
(h)    the Aircraft (i) is currently capable of being certified under existing FAA rules and regulations and completely airworthy in all respects, (ii) will undergo an inspection by a Designated Airworthiness Representative of the FAA (“DAR”) on the Closing Date and (iii) an FAA Standard Airworthiness Certificate (AC Form 8100-2) shall be issued for the Aircraft no later than two (2) Business Days after the Closing Date.

Covenants. Customer covenants and agrees that from and after the Closing Date and so long as any of the Obligations are outstanding:
Notices; Financial Information; and Further Assurances. Customer will, at its sole expense:
promptly give written notice to Lender of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss or event of which Customer may be aware that could become an Event of Loss; (iii) the commencement or written threat of any material litigation or proceedings affecting Customer or any material litigation or proceedings affecting the Aircraft or any of the other Collateral, or the ability of Customer to comply with its obligations under the Loan Documents; and (iv) any material dispute between Customer or any Interested Third Party and any Governmental Authority or other party that involves the Aircraft or any of the other Collateral or that might materially interfere with the normal business operations of Customer;
cause Guarantor to comply with the financial reporting requirements set forth in the Guaranty and promptly furnish to Lender any such financial and other information regarding the Customer or Guarantor or any of its Affiliates as Lender may from time to time reasonably request; and
promptly execute and deliver to Lender such further instruments, UCC and FAA filings (including an IDERA) and other documents, make, cause to be made and/or consent to all registrations (including any discharges and subordinations, or as to the prospective or actual sale of, and any international interest in, the Engines) with the International Registry, and take such further action, as Lender may from time to time reasonably request in order to further carry out the intent and purpose of the Loan Documents and to establish, protect and enforce the rights, interests, remedies and Liens (including the first priority thereof) created, or intended to be created, in favor of Lender thereby.
General Obligations. (a) Customer agrees that it shall (i) duly observe and conform to all requirements of Applicable Law relating to the conduct of its business and/or the Aircraft, (ii) remain a “citizen of the United States” within the meaning of the Transportation Code, (iii) obtain and keep in full force and effect (A) all rights, franchises, licenses and permits that are necessary to the proper conduct of its business, and (B) all approvals by any Governmental Authority required with respect to the performance of its obligations under the Loan Documents and the operation of the Aircraft and its business, (iv) cause the Aircraft to remain primarily hangared at the Primary Hangar Location, and duly registered in Customer’s name under the Transportation Code (including, by making all necessary reports, re-registering its ownership of the Aircraft, and taking all other actions required by Applicable Law), and (v) pay and perform all of its obligations and liabilities when due. (b) Customer agrees that (i) it shall not change its presently existing legal name or its form or state of organization on or after the date of this Agreement, without Lender’s prior written consent, (ii) if its presently existing state organizational identification number changes, or if Customer currently has no such state organizational number but is subsequently issued such a number, on or at any time after the date of this Agreement, Customer shall immediately notify Lender thereof, and (iii) it shall not change the presently existing mailing, chief executive office and/or principal place of business address on or after the date of this Agreement without giving Lender thirty (30) days written notice of the same.
Taxes. (a) Customer will file or cause to be filed with all appropriate taxing authorities all Federal, state and local income tax returns that are required to be filed and all registrations, declarations, returns and other documentation with respect to any personal property taxes (or any other taxes in the nature of or imposed in lieu of property taxes) due or to become due with respect to the Aircraft or any of the other Collateral. (b) Customer will pay (or cause to be paid) (i)  on or before the date when due all taxes as shown on said returns and all taxes assessed, billed or otherwise payable with respect to the Aircraft or the other Collateral directly to the appropriate taxing authorities; and (ii)  when due all license and/or registration or filing fees, assessments, governmental charges and sales, use, property, excise, privilege, value added and other taxes (including any related interest or penalties) or other charges or fees now or hereafter imposed by any governmental body or agency upon Customer or the Aircraft or any of the other Collateral, with respect to the landing, airport use, manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, chartering, operation, possession, use or disposition of the Aircraft or any of the other Collateral, or any interest therein (the items referred to in (i) and (ii) above being referred to herein collectively, as “Impositions”).
No Disposition of Collateral or Liens; Title and Security Interest.
Customer shall not sell, assign, enter into any Third Party Agreement, convey, mortgage, exchange or otherwise transfer or relinquish possession of (including by any seizure or other taking by any foreign or domestic governmental authority) or dispose of the Airframe or Engines, any Part, any related associated rights, international interests or prospective international interests, any proceeds or any of the other Collateral, or attempt or offer to do, or suffer or permit any of the foregoing. Customer shall be permitted, however, to deliver possession of the Airframe, the Engines, or any APU or Part to another Person for testing, service, repair, maintenance, overhaul, alteration or modification, and to enter into Permitted Third Party Agreements, in each case, if and to the extent consistent with the provisions of the Loan Documents. Customer will warrant and defend its good and marketable title to the Airframe, the Engines and the other Collateral, and the validity, perfection and first priority of Lender’s Lien in the Collateral, against all other Liens, claims and demands whatsoever, except Permitted Liens; and without limiting the foregoing, Customer will (i) not create, assume or suffer to exist any Liens on or with respect to the Airframe, the Engines, or any of the other Collateral, or Customer’s interest therein (other than Permitted Liens); and (ii) promptly take such action as directed by Lender to duly discharge any such unpermitted Liens.
So long as no Default or Event of Default is then existing, Customer may enter into and remain a party to Third Party Agreements, in each such case, subject to the satisfaction of, and compliance by Customer and each Interested Third Party with, all of the following throughout the term of such arrangement: (i) Each such Interested Third Party shall (A) be and remain solvent, and (unless an individual) organized under the laws of a state within the United States; and (B) if engaged by Customer with the prior written consent of Lender as a manager and/or charter operator (including the Manager pursuant to the Management Agreement), while so engaged, (1) have a recognized favorable reputation as a manager and/or charter operator, as the case may be, of aircraft similar to the Aircraft, (2) be providing management and/or charter operation services for other aircraft owners similar to the services contemplated therein, and (3) if and at all times while conducting any charter operations (x) have and maintain a valid Part 135 Certificate evidencing its authority to conduct such operations, (y) list the Aircraft on its operations specifications, and (z) comply with all Applicable Standards pertaining to such charter operations. (ii) Any operation of the Aircraft pursuant to any such Third Party Agreement shall be limited to (A) if by Customer, Parent Guarantor or any Affiliate of Parent Guarantor, any time sharing agreements (as defined in Section 91.501(c)(1)) complying with Part 91 of the FARs and all other Applicable Standards, (B) if by a manager and/or a charter operator with Lender’s prior written consent, pursuant to and in full compliance with the requirements of Part 135 of the FARs and all other Applicable Standards, or (C) if such Third Party Agreement is a “dry lease” by Customer, as lessor, to Parent Guarantor or an Affiliate of Parent Guarantor or other Interested Third Party permitted pursuant hereto, as lessee, operation by such lessee complying with (1) Part 91 and any other applicable provision of the FARs, and all other Applicable Standards, and (2) the provisions hereof and of the other Loan Documents pertinent to the operation of the Aircraft (whether by Customer or any permitted Interested Third Party). (iii) The related Third Party Agreement shall (A) be and remain, subject and subordinate to Lender’s Lien in and with respect to the Collateral, and Lender’s rights and remedies under the Loan Documents (and such subordination shall be expressly acknowledged therein), (B) not convey any Lien on, or other property interest in or against the Airframe, the Engines or any of the other Collateral, except for a Permitted Lien (but, without giving effect to clause (a) of the definition of such term), (C) not permit any further sublease or disposition of or unpermitted Lien against the Aircraft or any of the other Collateral by any of the Interested Parties thereto or any other Person, or any change in registration or unpermitted change in hangaring of the Aircraft, (D) not contain provisions that are inconsistent with the provisions of any of the Loan Documents or cause Customer to breach any of its representations, warranties or agreements under any of the Loan Documents, (E) be in conformity with all requirements of the FARs and other Applicable Laws, and (F) otherwise conform to any Operating Consent required by Lender with respect thereto. (iv) (A) Customer shall have specified such Third Party Agreement on Annex B if existing on the Closing Date, or if not then existing shall require Lender’s prior written consent and at least thirty (30) Business Days’ prior written notice of its intention to enter into a Third Party Agreement and (B) no later than the effective date thereof Customer shall comply with, and at all times thereafter remain in compliance with, any related requirements by Lender, including (1) entering into, and causing any related Interested Third Parties to enter into, an Operating Consent, (2) causing Lender to be covered by the Required Coverages (which, for the purposes hereof, may include insurance coverages obtained and maintained by an Interested Third Party, conforming to the insurance requirements herein and in any of the other Loan Documents), and (3) entering into or delivering, or causing to be entered into and delivered, all such other documents, filings and assurances, making or causing to be made such filings and registrations, and taking or causing to be taken all such other actions, in each case as may be required by Lender and (4) paying or reimbursing Lender for any related costs or expenses. (v) Lender shall have the right, but not the obligation, to (A) require reasonable evidence that any Interested Third Party satisfies the requirements provided herein, and (B) review any such Third Party Agreement, as from time to time supplemented and amended, to determine its conformity with the provisions hereof, but without assuming any responsibility with respect thereto. (vi) Customer shall neither make, nor permit to be made, any filing or registration with respect to any Permitted Third Party Agreement, unless so directed by Lender pursuant to Section 5.2 or otherwise. Notwithstanding the foregoing limitations Parent Guarantor or any Affiliate shall be permitted to conduct the carriage of Parent Guarantor or any Affiliate and/or their respective guests pursuant to 14 CFR Section 91.501(b)(4), affiliated group operations pursuant to 14 CFR Section 91.501(b)(5) and/or (6), demonstration flights pursuant to 14 CFR Section 91.501(b)(3), time sharing or interchange operations pursuant to 14 CFR Section 91.501(b)(6), the carriage of customers pursuant to 14 CFR Section 91.501(b)(9) and/or the carriage of candidates in Federal elections conducted pursuant to 14 CFR Section 91.321.
With respect to any Third Party Agreements complying with all of the provisions of Section 4.4(b) (each a “Permitted Third Party Agreement”), although certain of the duties and obligations of Customer under the Loan Documents may be performed by one or more of the Interested Third Parties, (i) no such Permitted Third Party Agreement shall reduce any of Customer’s obligations, or Lender’s rights, under any of the Loan Documents, (ii) all of Customer’s obligations under the Loan Documents shall be and remain primary and continue in full force and effect as the obligations of a principal and not of a guarantor or surety, and (iii) Lender is not waiving the right to require full and timely performance of any such obligations in strict accordance with the provisions hereof and of the other Loan Documents. By way of clarification and not limitation, with respect to any provisions of this Agreement or any of the other Loan Documents requiring Customer to take or refrain from taking an action relating to the Aircraft or any of the other Collateral, such provision may also be read to mean that Customer shall cause the same to be done in accordance therewith, if at that time the Aircraft or such other Collateral is in the possession or control of an Interested Third Party pursuant to a Permitted Third Party Agreement.
Use of Aircraft; Maintenance; Modifications; Security.
Customer will operate the Aircraft or shall cause the Aircraft to be operated under and in compliance with Part 91 and any other applicable provision of the FARs, and all other Applicable Standards. Unless otherwise expressly permitted hereunder, (i) Customer shall not operate or permit the Aircraft to be operated for air taxi operations or otherwise under Part 135 of the FARs; and (ii) Customer, an Affiliate or other Interested Third Party shall at all times have, and maintain, “operational control” of the Aircraft (as such term is then interpreted by the FAA or such other applicable Governmental Authority), and no other Person shall operate the Aircraft. The Aircraft at all times will be operated by duly qualified pilots having satisfied all requirements established and specified by the FAA, the TSA, any other applicable Governmental Authority and the Required Coverages.
the Aircraft may be flown temporarily to any country in the world, provided that the Aircraft (i) shall at all times be based in the continental United States; and (ii) shall not be flown, operated, used or located in, to or over any such country or area (temporarily or otherwise) (A) that is excluded from the Required Coverages (or specifically not covered by such insurance), (B) with which the U.S. does not maintain favorable diplomatic relations (which is any country or jurisdiction not marked with an “*” on the list maintained by the U.S. Department of State, at http://www.state.gov/s/inr/rls/4250.htm or any replacement or equivalent website maintained by the U.S. Department of State), provided that the prohibition in this clause (B) does not prohibit the operation of the Aircraft on an approved and assigned air traffic control route (if and so long as such use is otherwise in compliance with the provisions of the this Agreement and does not violate any insurance policies in effect with respect to the Aircraft), (C) to the extent that payment of any claim under the Required Coverages directly or indirectly arising or resulting from or connected with any such flight, operation, use or location would be prohibited under any trade or other economic sanction or embargo by the United States of America, or (D) in violation of any of the Loan Documents or any Applicable Standards. Customer shall adopt, implement and comply with all security measures required by any Applicable Law, or by any Required Coverages, or that are necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts.
Customer agrees that, with respect to the Airframe, the Engines, each APU and each Part, Customer will at its own expense, (i) maintain, inspect, service, repair, overhaul and test the same in accordance with Applicable Standards; (ii) make any alterations or modifications that may at any time be required to comply with Applicable Standards, and to cause the Aircraft to remain airworthy; (iii) furnish all required parts, replacements, mechanisms, devices and servicing so that the condition and operating efficiency thereof will at all times be no less than its condition and operating efficiency as and when delivered to Customer, ordinary wear and tear from proper use alone excepted; (iv) promptly replace all Parts (A) which become worn out, lost, stolen, taken, destroyed, damaged beyond repair or permanently rendered or declared unfit for use for any reason whatsoever, or (B) if not previously replaced pursuant to clause (A), as and when required by any Applicable Standards, including any applicable life limits; and (v) maintain (in English) all Records in accordance with Applicable Standards; and (vi) enroll and maintain the Engines in an Engine Maintenance Program and the APU in an APU Maintenance Program or shall cause the foregoing to be done. All maintenance procedures shall be performed by properly trained, licensed, and certified maintenance sources and personnel utilizing replacement parts approved by the FAA and the manufacturer of (as applicable) the Airframe, the Engines, or any APU or Part. Without limiting the foregoing, Customer shall comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives to be completed through corrective modification in lieu of operating manual restrictions.
Customer will not make, authorize or permit any improvement, change, addition or alteration to the Aircraft that will impair the originally intended function or use of the Aircraft, diminish the value of the Aircraft as it existed immediately prior thereto, or violate any Applicable Standard. All repairs, parts, replacements, mechanisms and devices added by Customer or on its behalf shall immediately, without further act, become part of the Aircraft and subject to the Lender’s Lien granted under this Agreement.
Insurance.
Customer agrees to maintain or cause to be maintained at all times, at its sole cost and expense, with insurers of recognized reputation and responsibility satisfactory to Lender (but in no event having an A.M. Best or comparable agency rating of less than “A-”):
(A) comprehensive aircraft liability insurance against bodily injury or property damage claims including, without limitation, contractual liability, premises liability, death and property damage liability, public and passenger legal liability coverage, and sudden accident pollution coverage, in an amount not less than $200,000,000.00 for 20 or more seats, or if the Aircraft will be chartered, or $100,000,000.00 for 10 or more seats, or $50,000,000.00 for fewer than 10 seats for each single occurrence, and (B) personal injury liability in an amount not less than $25,000,000.00; but, in no event shall the amounts of coverage required by sub-clauses (A) and (B) be less than the coverage amounts as may then be required by Applicable Law;
“all-risk” ground, taxiing, and flight hull insurance on an agreed-value basis, covering the Aircraft, provided that such insurance shall at all times be in an amount not less than the greater of (1) the full replacement value of the Aircraft (as determined by Lender), or (2) the unpaid principal amount of the Note (each such amount re-determined as of each anniversary of the date hereof for the next succeeding year throughout the term of this Agreement); and
war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in paragraphs (i) and (ii), as applicable.
Any policies of insurance carried in accordance with this Section 4.6 and any policies taken out in substitution or replacement of any such policies shall (i) be endorsed to name Lender as an additional insured as its interests may appear (but without responsibility for premiums), (ii) provide, with respect to insurance carried in accordance with Section 4.6(a)(ii) or (a)(iii) above, that any amount payable thereunder shall be paid directly to Lender as sole loss payee and not to Lender and Customer jointly, (iii) provide for thirty (30) days’ (seven (7) days’ in the case of war, hijacking and allied perils) prior written notice by such insurer of cancellation, material change, or non-renewal, (iv) include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured, (v) waive any right of set-off against Lender, and any rights of subrogation against Lender, (vi) provide that in respect of the interests of Lender in such policies, that the insurance shall not be invalidated by any action or inaction of Customer or any other Person operating or in possession of the Aircraft, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Customer or any other Person operating or in possession of the Aircraft, and (vii) be primary, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
Customer shall not self-insure (by deductible, premium adjustment, or risk retention arrangement of any kind) with respect to any of the risks required to be insured pursuant to this Section 4.6. Customer agrees that it shall obtain and maintain such other insurance coverages, or cause adjustments to be made to the scope, amount or other aspects of the existing insurance coverages, promptly upon Lender’s request, as and when Lender deems such additional insurance coverages or modifications to be appropriate in light of any changes in Applicable Law, prudent industry practices, the insurance market, Customer’s anticipated use of the Aircraft or other pertinent circumstances. All of the coverages required herein shall be in full force and effect worldwide throughout any geographical areas to, in or over which the Aircraft is operated. All insurance proceeds payable under the requisite policies shall be payable in U.S. Dollars.
At least ten (10) days prior to the policy expiration date for any insurance coverage required by this Section 4.6, Customer shall furnish to Lender evidence (having the form and substance consistent with Section 1(f) of the Closing Terms Addendum) of the renewal or replacement of such coverage, complying with the terms hereof, for a twelve (12) month or greater period commencing from and after such expiration date.
Event of Loss; Loaner Engines.
Upon the occurrence of any Event of Loss with respect to the Aircraft and/or the Airframe, Customer shall notify Lender of any such Event of Loss within five (5) days of the date thereof. Customer shall pay the then Outstanding Balance promptly upon its receipt of insurance proceeds relating to such Event of Loss, but in no event later than ninety (90) days after the occurrence of such Event of Loss (irrespective as to whether any or all of such proceeds have been received). Upon Lender’s receipt in good and indefeasible funds of all of the amounts required to be paid pursuant to the preceding sentence (whether by applying Customer’s payment of such amounts, or any such insurance proceeds, or both) the Aircraft shall be released from the Lender’s Lien, and Lender shall remit to Customer any such insurance proceeds so received by Lender, to the extent then remaining.
Upon an Event of Loss with respect to an Engine or any APU (as applicable, a “Lost Item”) under circumstances in which there has not occurred an Event of Loss with respect to the Airframe, Customer shall, within one hundred twenty (120) days after the occurrence of such Event of Loss, replace such Lost Item, with a Permitted Replacement. Any engine or auxiliary power unit constituting a “Permitted Replacement” for a Lost Item shall (i) be of the same make and model number as the Lost Item, (ii) be free and clear of all Liens and (iii) have a value, utility and useful life at least equal to, and be in as good an operating condition as, the Lost Item, assuming such Lost Item was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss. Customer, at its own cost and expense, shall (i) furnish Lender with such documents to evidence such conveyance, (ii) cause the Permitted Replacement to be subject to the Lender’s Lien under this Agreement, and (iii) take such other actions as may be required by Lender to cause the Lender’s Lien therein to be validly created, perfected and have first priority, including as evidenced on the FAA Registry, the International Registry, and any other recording office. Each such Permitted Replacement shall, after such conveyance, be deemed an “Engine” or “APU” (as defined herein), as applicable, and shall be deemed part of the same Aircraft as was the Lost Item replaced thereby.
In the event an Engine is damaged and is being repaired, or is being inspected or overhauled, Customer, at its option, may temporarily substitute another engine during the period of such repair or overhaul, so long as such engine is of the same make and model as the Engine being repaired or overhauled, is free and clear of any Lien that might impair Lender’s rights or interests in the Airframe and is maintained in accordance herewith (any such substitute engine being hereinafter referred to as a “Loaner Engine”). Customer shall (i) cause such Loaner Engine to be installed and removed, as applicable, by a maintenance facility certified by the FAA and manufacturer with respect to the Aircraft, and (ii) cause the repaired or overhauled original Engine to be reinstalled on the Airframe promptly upon completion of the repair or overhaul, but in no event later than the earlier of one hundred twenty (120) days after removal or the occurrence of an Event of Default.
So long as no Default has occurred and is continuing, and no Event of Default or Event of Loss with respect to the Aircraft has occurred, any loss or damage proceeds of the Required Coverages received by Lender shall be released promptly by Lender to Customer to reimburse Customer for paying the costs actually incurred with respect to repairs made to the Aircraft so as to restore it to the condition required by this Agreement, or for the purchase of a Permitted Replacement pursuant to Section 4.7(b), or shall be disbursed by Lender as otherwise required by this Agreement.
Aircraft Registration. On or before the Closing Date, and at all times thereafter, so long as any of the Obligations are outstanding, Customer shall remain solely responsible pursuant to the applicable provisions of this Agreement to cause (i) the Aircraft to be effectively and otherwise validly registered in Customer’s name on the Registry, and (ii) the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft, in each case, accordance with the Registration Requirements; and without limiting the foregoing, or any other provision of this Agreement, Customer shall:
cause the Registration Certificate to be maintained within the Aircraft and cause the U.S. registration number then currently assigned to the Aircraft to remain authorized for use by Customer on the Aircraft; including by (A) notifying Lender immediately of any event or circumstance with respect to which the Registration Requirements require further action by Customer, the Registry or any other Governmental Authority or other Person, (B) immediately upon receipt, placing the original, replacement or renewal Registration Certificate on the Aircraft prior to the expiration or other invalidation of any previously issued Registration Certificate (whether the certificate or any other document constituting the Registration Certificate as defined herein) under the Registration Requirements, and (C) complying with any and all of the other Registration Requirements relating to such Registration Certificate, and to the Registration Certificate replaced thereby (including any of the same relating to the destruction or return thereof, as the case may be); and
upon the occurrence, and at all times thereafter, of any Defective Registration (and without waiving Customer’s responsibility to avoid such circumstance), or if the operation of the Aircraft is no longer authorized by the Registration Requirements, Customer shall (A) neither operate nor permit or suffer the operation of the Aircraft without a currently effective and otherwise valid Registration Certificate (and shall cause the pilots to be made aware of the Defective Registration), and otherwise comply with the FARs and other Applicable Laws relating to such Defective Registration, (B) ground and store the Aircraft in a manner reasonably acceptable to Lender, and (C) inform the insurer or insurers thereof, and obtain and maintain adjustments to the insurance coverages required pursuant Section 4.6 of this Agreement which may be necessary or desirable to Lender so as to reflect any changes in the insurable risks relating to any Defective Registration.
Security Interest; Power of Attorney; Inspection.
Grant of Security Interest. As collateral security for the prompt and complete payment and performance as and when due of all of the Obligations and in order to induce Lender to enter into this Agreement and make the Loan to Customer in accordance with the terms hereof, Customer hereby grants, pledges and assigns to Lender a first priority security interest, collateral assignment, international interest, prospective international interest, security assignment and prospective security assignment, in, against, under and with respect to (the “Lender’s Lien”) all of Customer’s right, title and interest in, to and under all of the following collateral, whether now existing or hereafter acquired (collectively, the “Collateral”): (i) the Aircraft, including the Airframe, the Engines, each of the APU and Parts, and the Records; (ii) any and all present and future Third Party Agreements; (iii) any and all other associated rights secured by or associated with the Airframe and/or the Engines, together with any related international interests and prospective international interests; (iv) any collateral described in the other Loan Documents (including in any Operating Consent); and (v) all proceeds of the foregoing. By way of clarification and not limitation, the foregoing grant of the Lender’s Lien shall include, as applicable (and in each case, being validly registered and having first priority), an international interest in the Airframe and in each Engine. Notwithstanding the foregoing, (i) Customer shall not enter into any Third Party Agreements unless expressly permitted by Section 4.4 and (ii) Lender is not assuming, nor shall it be responsible for, any obligations, liabilities or duties of any kind whatsoever of Customer (and/or of any other Person) relating to the Collateral. Customer agrees that it shall perform and procure performance in accordance with any Third Party Agreement or other agreement or instrument giving rise to any associated rights that are or may become subjected to the Lender’s Lien.
UCCs, Registrations, Etc.; Lender as Attorney-in-Fact. Customer hereby irrevocably:
authorizes Lender to prepare and file any UCC financing statements, amendments, continuations, terminations, assignments and other filings, or take such other actions for the purpose of perfecting, affording first and exclusive priority to or otherwise relating to Lender’s Lien under this Agreement or the other Loan Documents;
consents to, and authorizes its professional user entity to consent to, the registration of each Registerable Interest requested by Lender or its Assignee, or otherwise required by the provisions of this Agreement or any of the other Loan Documents, including any subordination, amendment, assignment, discharge or undertaking permitted by the Cape Town Convention with respect thereto; and
constitutes and appoints Lender (including any Person acting on Lender’s behalf), as its true and lawful attorney-in-fact with full power and authority in the place and stead of Customer and in the name of Customer or in its own name, for the purpose of carrying out the terms of this Agreement; which authority shall include the following undertakings that may be exercisable by Lender in its sole discretion at any time, and from time to time, if an Event of Default is then existing or upon the occurrence of an Event of Loss: (i) in Customer’s name, file and/or record, such further instruments, filings and other documents, make, cause to be made and/or consent to all registrations with the International Registry, and take such further action, to establish and protect Lender’s rights, interests and remedies created, or intended to be created, pursuant to the Loan Documents; (ii) endorse Customer’s name on any checks, notes, drafts or any other payments or instruments, or set off, apply, or take such other actions with respect to any funds relating to the Collateral that come into Lender’s possession or control; and (iii) to settle, adjust, receive payment and make claim or proof of loss, and take such other actions relating to the Required Coverages. This appointment is coupled with an interest, is irrevocable and shall terminate only upon indefeasible payment and performance in full of all of the Obligations. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives in good and indefeasible funds as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Customer for any act or failure to act. Without limiting the foregoing, Customer agrees that within five (5) Business Days of Lender’s request, Customer will enter into an irrevocable power-of-attorney authorizing Aviation Counsel or Lender’s other designee as Customer’s professional user entity and administrator for the purpose of discharging any Registerable Interests as and when directed to do so by Lender in connection with its exercise of its rights and remedies under the Loan Documents.
Inspection. Lender or its authorized representatives shall have the right, but not the duty, to inspect the Aircraft, any part thereof and/or the Records, at its own cost any reasonable time and from time to time, wherever located, upon reasonable prior notice to Customer; except that after the occurrence of a Default or an Event of Default, such inspection may be conducted at any time without prior notice and at Customer’s sole expense, and it shall pay Lender promptly upon demand any inspection costs incurred by Lender. So long as no Default or Event of Default exists, any such inspections shall be conducted during normal business hours and without interruption of the use and operation of the Aircraft as permitted hereby. Upon the request of Lender, Customer shall promptly confirm to Lender the location of the Aircraft or any of the other Collateral.
Events of Default. The term “Event of Default”, wherever used herein, shall mean:
Customer shall fail to pay any Obligation within ten (10) days after the same shall become due and payable (whether at the stated maturity, by acceleration, upon demand or otherwise); or
(i) any Customer Party shall default in the payment or performance of any indebtedness, liability or obligation to Lender or any Affiliate of Lender under any note, security agreement, lease, title retention or conditional sales agreement or any other instrument or agreement; or (ii) any Customer Party shall fail to pay any Indebtedness (other than the Obligations) exceeding $5,000,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred); or
(i) any of the Required Coverages are not kept in full force and effect, or a breach or violation shall exist with respect to any provisions thereof; or the Aircraft is operated in a manner, at a time or in or over or located at a place with respect to which such Required Coverages shall not be in effect; (ii) Customer shall fail to cause the Airframe or the Engines to be used, operated, maintained or otherwise kept in a condition so as to be in compliance with all Applicable Laws; or (iii) any Customer Party shall fail to comply with (A) any financial covenants as and to the extent set forth or incorporated in any Guaranty or in any of the other Loan Documents, or (B) any provision of any of the Loan Documents restricting Liens and other dispositions relating to either the Collateral or any rights or obligations under any of the Transaction Documents (including Section 4.4 hereof), or (iv) the occurrence of any Defective Registration; or
(i) any representation or warranty made by any Customer Party in any of the Loan Documents or in any related agreement, document or certificate shall prove to have been incorrect, misleading, or inaccurate in any material respect when made or given (or, if a continuing representation or warranty, at any time); or (ii) any Customer Party shall fail to (A) perform or observe any other agreement (other than those specifically referred to in this Section 6) required to be performed or observed by it under this Agreement or in any of the other Loan Documents, and such failure shall continue uncured for thirty (30) days after the earlier of written notice thereof from Lender to such Customer Party or such Customer Party’s actual knowledge thereof (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period) or (B) notify Lender of any Default or Event of Default within ten (10) Business Days of its occurrence; or
(i) any Customer Party shall (A) generally fail to pay its, or his or her debts as they become due, admit its, or his or her inability to pay its, or his or her debts or obligations generally as they fall due, or shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws or other insolvency laws, or an answer admitting the material allegations of such a petition filed against such Customer Party in any such proceeding; or (B) by voluntary petition, answer or consent, seek relief under the provisions of any other bankruptcy or other insolvency or similar law providing for the reorganization or liquidation of corporations, or providing for an assignment for the benefit of creditors, or providing for an agreement, composition, extension or adjustment with its, or his or her creditors; or (ii) a petition against any Customer Party in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within one hundred twenty (120) days thereafter, or if, under the provisions of any law providing for reorganization or liquidation of business entities that may apply to any Customer Party, any court of competent jurisdiction shall assume jurisdiction, custody or control of such Customer Party or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of one hundred eighty (180) days after the filing date; or
the occurrence of any of the following events with respect to any Customer Party: (A) it enters into any transaction of merger, consolidation or reorganization; (B) it ceases to do business as a going concern, liquidates, or dissolves, or sells, transfers or otherwise disposes of all or substantially all of its assets or properties (in one or more transactions); (C) it becomes the subject of, or engages in, a leveraged buy out; (D) it changes the form of organization of its business; (E) if it is privately owned as of the Closing Date, there is any substantial change in the ownership or control of its capital stock or membership interests such that the holder(s) that own or control one hundred percent (100%) of such equity interests as of the Closing Date no longer do so; or (F) if it is publicly held as of the Closing Date, any change so that it is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or no longer registered under Section 12 of the Securities Act of 1933, as amended; or
(i) the conviction of or guilty plea by any Customer Party with respect to any criminal act constituting a felony, (ii) any repudiation by any Customer Party of its obligation for the payment or performance of the Obligations, (iii) any allegation by any Customer Party or judicial determination that any of the Loan Documents is unenforceable in any material respect or (iv) a Default (as defined in any Guaranty) shall occur; or
any event or condition constituting a breach or other default under any Operating Consent.
Remedies.
Acceleration; Termination of Commitment. If any Event of Default shall occur, Lender, in its sole discretion, may (a) declare the Obligations to be immediately due and payable, and upon such declaration the Obligations (including, the unpaid principal amount of the Note, together with all accrued but unpaid interest thereon, any prepayment fees and all other amounts due and payable under or with respect to the Loan Documents), shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding, (b) terminate any then outstanding commitment whether to Customer or any Affiliate to make the Loan or any advance thereof, or any other financial accommodations, whether related to the Loan or otherwise, and/or (c) pursue and enforce any of Lender’s rights and remedies under this Section 7; provided, however, if an Event of Default specified in Section 6 (e) above shall occur, the Obligations shall become immediately due and payable, all such commitments shall terminate, and Lender shall have all such other rights and remedies contemplated in the preceding clauses (a), (b) and (c), automatically, and without any notice or other action by Lender.
Additional Remedies. If an Event of Default occurs, in addition to all other rights and remedies granted to it in this Agreement and in the other Loan Documents, Lender may exercise all rights and remedies of a secured party under the UCC or as a creditor, chargee or security assignee under the Cape Town Convention (including any and all remedies thereunder requiring agreement by Customer), or otherwise available to Lender under any other Applicable Law. Without limiting the generality of the foregoing, Customer agrees that upon the occurrence of an Event of Default, Lender, without demand or notice of any kind (except as specified below) to or upon Customer or any other Person, in its sole discretion, may exercise any one or more of the following remedies:
(i) peacefully enter the premises where the Aircraft, the Engines, or any other Collateral is located, take immediate possession of, remove (or disable in place), or otherwise take control or custody of the Airframe, the Engines or any other Collateral (whether or not then attached to the Airframe) by self-help, summary proceedings or otherwise without liability, (ii) preserve the Airframe, the Engines or the other Collateral, and their respective value (but without any obligation to do so), and immobilize or keep idle the Airframe or Engines, and/or (iii) use Customer’s premises for storage without liability; and Customer agrees, at Lender’s request, to assemble the Collateral, and make it available to Lender at such places as Lender shall reasonably select, whether at Customer’s premises or elsewhere;
(i) terminate the right of any Interested Third Party, and any other third party to use, possess or control the Airframe, the Engines or any of the other Collateral, including under any Permitted Third Party Agreement or other Third Party Agreement, without regard as to the existence of any event of default thereunder, (ii) recover from, and/or cause Customer and any such Interested Third Party, and any other third party, to relinquish possession and return the Airframe, the Engines and any other Collateral pursuant to this Section 7, and/or (iii) exercise any and all other remedies under any Operating Consents in Customer’s stead, to the extent provided for under, or otherwise available to Customer in connection with any related Permitted Third Party Agreement or such other Third Party Agreement;
(i) manage, sell, lease, assign or otherwise dispose of the Airframe, the Engines or any other Collateral, in whole or in part, whether or not in Lender’s possession, in one or more parcels or transactions, at public or private sale or sales, with or without notice to Customer (except as required by Applicable Law, and in furtherance thereof, Lender agrees that it shall give Customer no less than ten (10) working days’ prior notice of any proposed sale or lease of the Airframe or Engines, which Customer acknowledges as constituting “reasonable prior notice” for the purposes of the Cape Town Convention) at such prices as Lender may deem best, and/or (ii) purchase the Collateral, in whole or in part, upon any public sale or sales, and to the extent permitted by Applicable Law upon any private sale or sales, free of any right or equity of redemption in Customer, which right or equity of redemption is hereby expressly released;
(i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, including by applying any deposit or other cash collateral, or collecting or receiving, appropriating and realizing upon any income, profits or other proceeds arising from the management or use of the Airframe, the Engines or any of the other Collateral, and applying the same (after deducting all taxes, costs, expenses and other reductions of every kind incurred in connection therewith) to the payment in whole or in part of the Obligations, in such order and manner as Lender may elect; and (ii) after making such application, (A) remitting to Customer or to such other Person any excess then remaining, as and to the extent Lender is required by Applicable Law to make such remittance and (B) demanding, collecting and receiving from Customer any deficiency then remaining (and Customer agrees that it shall remain liable for, and pay upon demand, the full amount of any such deficiency);
(i) demand and obtain from any court speedy relief pending final determination available at law (including, possession, control, custody or immobilization of the Airframe and Engines, or preservation of the Airframe and the Engines and their respective value), (ii) procure the deregistration and/or export and physical transfer of the Airframe from the territory in which it is then situated (including pursuant to an IDERA, if any, executed by Customer), and/or (iii) otherwise proceed at law or in equity, to enforce specifically Customer’s performance or to recover damages; and/or exercise any and all other rights and remedies under or with respect to the Loan Documents or Applicable Law, including the Cape Town Convention and the UCC.
No Waiver: Cumulative Remedies. No right or remedy is exclusive. Customer hereby acknowledges that none of the provisions of this Section 7, including any remedies set forth or referenced herein, is “manifestly unreasonable” for the purposes of the Cape Town Convention. Each may be used successively and cumulatively and in addition to any other right or remedy referred to above or otherwise available to Lender at law or in equity, but in no event shall Lender be entitled to recover any amount in excess of the maximum amount recoverable under Applicable Law with respect to any Event of Default. No express or implied waiver by Lender of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon the occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided for or otherwise referred to herein. After the occurrence of any Default or Event of Default, the acceptance by Lender of any payment or performance of any of the Obligations, including the payment of any installment of principal and/or interest or of any other sum owing hereunder or under the other Loan Documents shall not constitute a waiver of such Default or Event of Default, regardless of Lender’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment or performance and shall not constitute a reinstatement of any of the Loan Documents, unless Lender shall have agreed in writing to reinstate the same and waive the Default or Event of Default. To the extent permitted by Applicable Law, Customer waives any rights now or hereafter conferred thereby, that (a) limit or modify any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including the provisions of Article 13(2) of the Convention, or (b) would otherwise entitle Customer to (i) receive notices or demands as a condition to Lender’s exercise of any rights or remedies, except as expressly required above or (ii) make claims, damages and demands against Lender arising out of the repossession, retention, sale or other disposition of the Collateral.
MISCELLANEOUS.
Notices. All communications and notices provided for herein shall be in writing and shall be deemed to have been duly given or made (i) upon hand delivery, or (ii) upon delivery by an overnight delivery service, or (iii)  when sent by telecopy (with customary confirmation of receipt of such telecopy) on the Business Day when sent or upon the next Business Day if sent on other than a Business Day.
Expenses and Fees; Indemnity; Performance of Customer’s Obligations.
Customer shall pay to Lender upon demand all reasonable fees, costs and expenses incurred by or on behalf of Lender at any time in connection with (i) the negotiation, preparation, execution, delivery and enforcement of the Loan Documents and the collection of the Obligations (both before and after the occurrence of a Default or Event of Default), (ii) the creation, preservation and protection of the Collateral and the perfection, first priority and enforcement of Lender’s Lien, or (iii) Customer’s exercise of any right granted under, or any amendment or other modification to any of, the Loan Documents. Such fees, costs and expenses shall include, without limitation, reasonable appraisal and inspection fees, the reasonable fees and expenses of Aviation Counsel and of Lender’s counsel, consultants and brokers, UCC, FAA, International Registry and other applicable title, interest and lien searches, and reasonable costs and expenses relating to recovery, repossession, storage, insurance, transportation, repair, refurbishment, advertising, sale and other dispositions of the Aircraft or any of the other Collateral. Customer shall also pay all reasonable fees (including license, filing and registration fees), Impositions and other charges of whatever kind or nature that may be payable or determined to be payable in connection with (A) the execution, delivery, recording or performance of this Agreement or any of the other Loan Documents, or any modification thereof, and (B) the filings, registrations and other undertakings relating thereto. Notwithstanding the foregoing, as long as there are no more than two (2) revised drafts of any Loan Document provided by Customer or its counsel to Lender or Lender’s counsel, Customer shall be responsible for not more than $35,000.00 in the aggregate for the legal fees of outside counsel to Lender (including, Aviation Counsel) and appraisal, inspection, processing, credit verification, lien searches, FAA and International Registry fees and other fees incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents executed and delivered on or before the Closing Date (and the consummation of the closing contemplated to occur thereon); provided that in the event that the negotiation exceeds two (2) revised drafts of any Loan Document, then Customer shall pay for the actual amount of such out of pocket fees incurred by Lender relating to the drafting and negotiation in excess of such two (2) revised drafts. Lender shall apply the previously paid deposit amount of $35,000.00 to such fees and shall refund to Customer the amount by which the deposit exceeds such fees.
Customer hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay, indemnify, and hold Lender and its affiliates and all of the Lender’s and such affiliates’ respective directors, shareholders, members, officers, employees, agents, predecessors, attorneys-in-fact, lawyers, successors and assigns (Lender, its affiliates and all of such other parties and entities sometimes hereinafter collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out of pocket costs, attorney’s fees, expenses or disbursements of any kind or nature whatsoever (“Claims”) arising with respect to or in connection with (i) the Airframe, the Engines, or any APUs or Parts, or any of the other Collateral, including (whether by or through Customer, Vendor, any Interested Third Party, or any other Person), the manufacture, inspection, ownership, lease, sublease, management, pooling, interchange, time sharing, chartering, possession, use, operation, maintenance, security, condition (whether prior to, upon or after delivery or acceptance of any of the same), repossession, storage, sale or other disposition of any of the same, or any accident in connection therewith, including Claims involving or alleging environmental damage, criminal acts, hijacking, acts of terrorism or similar acts, product liability or strict or absolute liability in tort, latent and other defects (whether or not discoverable) and for any other risk or matter, including any of the same that result in injuries, death, destruction, or other harm or loss to persons or property, or (ii) any of the Loan Documents, Third Party Agreements or other Transaction Documents, or the performance, breach (including any Default or Event of Default) or enforcement of any of the terms hereof or thereof, provided, that Customer shall have no obligation to indemnify an Indemnified Party with respect to Claims arising from the gross negligence or willful misconduct of such Indemnified Party (unless if imputed by Applicable Law). If any Claim is made against any Indemnified Party, the party receiving notice or otherwise becoming aware of such Claim shall promptly notify the other, but the failure of the party having knowledge of a Claim to so notify the other party shall not relieve Customer of any obligation hereunder.
If any Customer Party fails to perform or comply with any of its agreements contained herein or in the other Loan Documents, including, without limitation, its obligations to keep the Collateral free of Liens (other than the Permitted Liens), comply with Applicable Standards, or obtain the Required Coverages, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, with such agreement. Any expenses of Lender incurred in connection with effecting such performance or compliance, together with interest thereon at the default rate of interest provided for in the Note from the date incurred until reimbursed, shall be payable by Customer to Lender promptly on demand and until such payment shall constitute part of the Obligations secured hereby. Any such action shall not be a cure or waiver of any Default or Event of Default hereunder.
Entire Agreement; Modifications. This Agreement and the other Loan Documents constitute the entire understanding and agreement of the parties hereto with respect to the matters contained herein and therein, and shall completely and fully supersede all other prior agreements (including any proposal letter, commitment letter, and/or term sheet), both written and oral, between Lender and Customer relating to the Obligations. Neither this Agreement, nor any terms hereof, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of a change, waiver, discharge or termination is sought.
Construction of this Agreement and Related Matters. All representations and warranties made in this Agreement and in the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Customer’s obligations contained in this Section 8 shall survive the payment and performance of the Obligations, the termination of this Agreement, and the release of the Collateral. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The headings of the Sections hereof are for convenience only, are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Time is of the essence in the payment and performance of all of Customer’s obligations under this Agreement. Any provision of this Agreement that may be determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective in such jurisdiction to the extent thereof without invalidating the remaining provisions of this Agreement, which shall remain in full force and effect.
Lender’s Assignment. Lender, may at any time, with or without notice to Customer, freely grant a security interest in, sell, assign, participate or otherwise transfer (an “Assignment”) all or any part of its interest in this Agreement and the other Loan Documents (including all associated rights associated with or secured thereby and the related international interests) or any amount due or to become due hereunder or thereunder, and Customer shall perform all of its obligations under the Loan Documents, to the extent so transferred, for the benefit of the beneficiary of such Assignment (such beneficiary, including any successors and assigns, an “Assignee”); provided, however, if such Assignee is not an Affiliate of Lender and if no Default or Event of Default exists, Lender will provide prior notice of any such Assignment to a third party. Customer hereby waives any right to assert, and agrees not to assert, against any Assignee any abatement, reduction, defense, setoff, recoupment, claim or counterclaim that Customer may have against Lender, provided that Lender remains fully responsible therefor. Upon the assumption by such Assignee of Lender’s obligations hereunder, Lender shall be relieved of any such assumed obligations. Customer hereby consents to any such assignment, grant, sale or transfer, including, without limitation, for purposes of the Cape Town Convention. If so directed in writing, Customer shall pay all amounts due or to become due under the Loan Documents, including any of the same constituting associated rights or proceeds directly to the Assignee or any other party designated in writing by Lender or such Assignee. Customer acknowledges and agrees that Lender’s right to enter into an Assignment is essential to Lender and, accordingly, waives any restrictions under Applicable Law with respect to an Assignment and any related remedies. Upon the request of Lender or any Assignee, Customer also agrees (a) to promptly execute and deliver, and cause to be executed and delivered by any Guarantor or any other Transaction Party, to Lender or to such Assignee an acknowledgment of assignment in form and substance satisfactory to the requesting party, an insurance certificate naming Assignee as additional insured and loss payee and otherwise evidencing the Required Coverages, an IDERA in favor of Assignee, and such other documents and assurances reasonably requested by Lender or Assignee, (b) to make, or cause to be made, all registrations (including all assignments and subordinations) and all amendments, extensions and discharges with the International Registry reasonably requested by Lender or Assignee (and give or obtain any necessary consent thereto, as well as renew any authorization required by the International Registry in connection therewith, including renewing its transacting user entity status and re-designating a professional user entity, if necessary in Lender’s judgment), and (c) to comply with any and all other reasonable requirements of any such Assignee in connection with any such Assignment.
Jurisdiction. Customer and Lender each hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement or any of the other Loan Documents may be instituted or brought in the courts of the State of New York or in the United States Courts for the Southern District of New York, as Customer or Lender may elect or in any other state or Federal court as Lender shall deem appropriate, and by execution and delivery of this Agreement, Customer and Lender each hereby irrevocably accepts and submits to, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. Customer and Lender each irrevocably consents to service of any summons and/or legal process by first class, certified United States air mail, postage prepaid, to Customer at the address set forth below its signature hereto, such method of service to constitute, in every respect, sufficient and effective service of process in any such legal action or proceeding. Nothing in this Agreement or in any of the other Loan Documents shall affect the right to service of process in any other manner permitted by law or limit the right of Lender to bring actions, suits or proceedings in the courts of any other jurisdiction. Customer and Lender each further agrees that final judgment against it in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability. Notwithstanding anything in the foregoing to the contrary, Lender and Customer may bring a judicial proceeding in the Republic of Ireland, solely with respect to matters relating to the International Registry.
Governing Law; Binding Effect. This Agreement shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the internal laws of the State of New York (without regard to the conflict of laws principles of such state, except as to the effect of Title 14, Section 5-1401 of the New York General Obligations Law), including all matters of construction, validity, and performance. This Agreement shall be binding upon and inure to the benefit of Customer and Lender and their respective successors and assigns (but without limiting the provisions of Section 8.5); except that Customer may not assign or transfer its rights or obligations hereunder or under any other Loan Agreement, or any interest herein or therein; and any such purported or attempted assignment or transfer by Customer shall be null and void.
Customer’s Capacity as Owner Trustee. TVPX Aircraft Solutions Inc. (“TVPX”) is executing this Agreement, and the other Loan Documents solely in its capacity as Owner Trustee under the Trust Agreement and not in its individual capacity and in no case shall TVPX be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of the Customer hereunder, or under any Loan Document, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through, or under such party. Under no circumstances shall TVPX be personally liable for the payment of any other amount stated to be due from the Customer hereunder, or under any Loan Document, or be personally liable for the breach or failure of any of Customer’s representations, warranties, covenants, obligations, undertakings and agreements hereunder, or under any Loan Documents; provided, however, that the Customer (or any such successor owner trustee) shall be personally liable hereunder for its own gross negligence or willful misconduct or for its breach of its covenants, representations and warranties contained herein, or in any Loan Document, to the extent covenanted or made in its individual capacity.
Jury Waiver. CUSTOMER AND LENDER EACH HEREBY KNOWINGLY AND FREELY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.
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CHAR1\1530185v6
Loan and Aircraft Security Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Loan and Aircraft Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC, Lender By: Name: Title:	TVPX AIRCRAFT SOLUTIONS INC., a Utah corporation, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement dated July ___, 2017, Customer By: Name: Title:
Notice Address: One Financial Plaza, 2nd Floor Providence, Rhode Island 02903 Attention: Director of Aircraft Operations Telephone: 800-238-3737 Facsimile: 401-278-7941	Notice Address: 39 East Eagle Ridge Drive, Ste. 201 North Salt Lake, UT 84054 Telephone: (801) 924-367 Facsimile: (801) 877-0478